Exhibit 3.04

State of Delaware Secretary of State Division of Corporations Delivered 01:46 PM 12/30/2009 FILED 01:46 PM 12/30/2009 SRV 091150140 – 4147851 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANTERO RESOURCES MIDSTREAM CORPORATION

Antero Resources Midstream Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 11, 2006. The Certificate of Incorporation of the Corporation was amended and restated for the first time on July 13, 2006, and amended and restated for the second time on August 10, 2007 (as amended, the “2007 Certificate of Incorporation”). A Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Special Rights and Relative Qualifications, Limitations or Restrictions of the Series A Convertible Participating Preferred Stock, Series B Convertible Participating Preferred Stock and Series C Convertible Participating Preferred Stock of the Corporation was filed with the Delaware Secretary of State on August 10,2007 (the “Certificate of Designations”).

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware Code”), this Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the 2007 Certificate of Incorporation and the Certificate of Designations.

3. The text of the 2007 Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the Corporation is Antero Resources Midstream Corporation.

SECOND. The street address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent in the County of New Castle is The Corporation Trust Company.

THIRD. (a) The purpose of the Corporation is to engage in any lawful business or other activity for which a corporation may be organized under the Delaware Code.

(b) In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers and privileges granted by the Delaware Code. In addition, it may do everything necessary, suitable and proper for the accomplishment of any of its corporate purposes.

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FOURTH. Capitalized terms used in this Article Fourth and not otherwise defined shall have the following meaning:

“Accreted Value” means (a) with respect to each share of Series A Preferred Stock, the Series A Purchase Price plus all accrued but unpaid dividends on such share, (b) with respect to each share of Series B Preferred Stock, the Series B Purchase Price plus all accrued but unpaid dividends on such share, (c) with respect to each share of Series C Preferred Stock, the Series B Purchase Price plus all accrued but unpaid dividends on such share, and (d) with respect to each share of Series D Preferred Stock, the Series D Purchase Price plus all accrued but unpaid dividends on such share. The amount of dividends “accrued” on any share of Preferred Stock at any date of determination shall be deemed to be the amount of unpaid dividends accumulated thereon from and including the date of issuance of such share of Preferred Stock, including additional dividends accruing as a result of compounding as of each Dividend Accrual Date, plus, if such date of determination shall not be a Dividend Accrual Date, an amount equal to the product of (x) the Accreted Value as of the date of issuance of such share of Preferred Stock or the last preceding Dividend Accrual Date, as applicable, and (y) the annual dividend rate as determined pursuant to Article 4(e)(3)(A) for the period after the date of such issuance of, or the last preceding Dividend Accrual Date for, as applicable, such share to and including the date of determination, based on a 365-day year.

“Board of Directors” means the Board of Directors of the Corporation.

“Change of Control” means, in one transaction or a series of related transactions, (a) a sale of Equity Securities, a merger or similar transaction involving the Corporation in which the owners of Equity Securities immediately prior to such sale, merger or similar transaction do not, immediately after such sale, merger or similar transaction, own capital stock or equity securities representing a majority of the outstanding voting power (based on the right to directly or indirectly (through a parent company or otherwise) elect directors generally) of the Corporation or the surviving entity, (b) the sale, lease, or transfer, directly or indirectly, of all or substantially all of the assets of the Corporation, or (c) a consolidation, recapitalization, reorganization or any other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for or converted into cash, securities of another corporation or business organization (including the surviving entity of a merger), or other property in which the owners of Equity Securities immediately prior to such consolidation, recapitalization or reorganization do not, immediately after such consolidation, recapitalization or reorganization, own capital stock representing a majority of the outstanding voting power (based on the right to elect directors generally) of the Corporation, except, in the case of clauses (a), (b) or (c), any public offering of Equity Securities by the Corporation and unless, in the case of clauses (a), (b) or (c), it shall have been determined by a majority vote of the stockholders of the Corporation that such transaction shall not constitute a Change of Control.

“Conversion Date” shall have the meaning set forth in Article 4(e)(5)(C).

“Conversion Price” shall initially mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, and shall be adjusted from time to time pursuant to Article 4(e)(5)(E).

“Conversion Ratio” shall mean the Series A Conversion Ratio, Series B Conversion Ratio, Series C Conversion Ratio or Series D Conversion Ratio, as applicable.

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“Convertible Securities” shall have the meaning set forth in Article 4(e)(5)(E)(ii)(A).

“Current Market Price” at any date shall mean, in the event the Common Stock is traded in the over the counter market or on a national or regional securities exchange, the average of the daily closing prices per share of Common Stock for the thirty (30) consecutive trading days ending three (3) trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty-three (33) trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two (2) members of the National Association of Securities Dealers, Inc. selected from time to time by the Board of Directors for that purpose. If the Common Stock is not publicly traded or is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by a majority of the Board of Directors, and if such directors are unable to reach a decision on the Current Market Price, the Current Market Price shall be determined by a nationally recognized investment banking firm, accounting firm or valuation firm mutually acceptable to a majority of the Board of Directors and the holders of a majority of the then outstanding shares of Preferred Stock.

“Dividend Accrual Date” shall have the meaning set forth in Article 4(e)(3)(A).

“Dividend Preference Amount” shall have the meaning set forth in Article 4(e)(4)(A)(ii).

“Dividend Rate” shall have the meaning set forth in Article 4(e)(3)(A).

“Equity Security” means any capital stock of the Corporation.

“Excluded Stock” shall have the meaning set forth in Article 4(e)(5)(E).

“Liquidation Event” means the occurrence of any of (a) a liquidation, dissolution, or winding up of the Corporation or (b) an event constituting a Change of Control.

“Options” shall have the meaning set forth in Article 4(e)(5)(E)(ii)(A).

“Preference Amount” shall have the meaning set forth in Article 4(e)(4)(A)(ii).

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“Profits” means current and accumulated earnings and profits of the Corporation and its subsidiaries computed in accordance with Section 312 of the Internal Revenue Code of 1986, as amended (the “Code”).

“Purchase Agreement” means the Series B Preferred Stock Purchase Agreement, dated as of August 10,2007, by and among the Corporation and certain of its stockholders.

“Purchase Price Preference Amount” shall have the meaning set forth in Article 4(e)(4)(A)(i).

“Qualified Holder” means a holder of Preferred Stock who at the time in question is a Qualified Institutional Buyer within the meaning of Rule 144A under the Securities Act.

“Qualified Public Offering” means any firm commitment underwritten offering by the Corporation of Class A Common Stock to the public pursuant to an effective registration statement under the Securities Act (a) for which the aggregate cash proceeds to be received by the Corporation from such offering (without deducting underwriting discounts, expenses, and commissions) are at least $50,000,000, and (b) pursuant to which the Class A Common Stock is listed for trading on the New York Stock Exchange or is admitted to trading and quoted on the Nasdaq National Market System.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Conversion Price” shall initially mean the Series A Purchase Price and shall be adjusted from time to time pursuant to Article 4(e)(5)(E).

“Series A Conversion Ratio” shall mean the ratio of the Series A Purchase Price to the Series A Conversion Price.

“Series A PIK Amount” means, with respect to each share of Series A Preferred Stock, the Series A Purchase Price plus all accrued but unpaid dividends on such share that accrued from the date of issuance of such share to but excluding August 10, 2007.

“Series A Purchase Price” means the amount of $10.00 per share of Series A Preferred Stock, as appropriately adjusted for any stock splits, stock dividends of Series A Preferred Stock, recapitalizations, combinations or similar transactions with respect to the Series A Preferred Stock.

“Series A Waterfall Amount” shall have the meaning set forth in Article 4(e)(4)(B).

“Series B Conversion Price” shall initially mean the Series B Purchase Price and shall be adjusted from time to time pursuant to Article 4(e)(5)(E).

“Series B Conversion Ratio” shall mean the ratio of the Series B Purchase Price to the Series B Conversion Price.

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“Series B Purchase Price” means the amount of $15.00 per share of Series B Preferred Stock, as appropriately adjusted for any stock splits, stock dividends of Series B Preferred Stock, recapitalizations, combinations or similar transactions with respect to the Series B Preferred Stock.

“Series B Waterfall Amount” shall have the meaning set forth in Article 4(e)(4)(B).

“Series C Conversion Price” shall initially mean the product of 0.8 multiplied by the Series B Purchase Price and shall be adjusted from time to time pursuant to Article 4(e)(5)(E).

“Series C Conversion Ratio” shall mean the ratio of the Series B Purchase Price to the Series C Conversion Price.

“Series D Conversion Price” shall initially mean the Series D Purchase Price and shall be adjusted from time to time pursuant to Article 4(e)(5)(E).

“Series D Conversion Ratio” shall mean the ratio of the Series D Purchase Price to the Series D Conversion Price.

“Series D Purchase Price” means the amount of $15.00 per share of Series D Preferred Stock, as appropriately adjusted for any stock splits, stock dividends of Series D Preferred Stock, recapitalizations, combinations or similar transactions with respect to the Series B Preferred Stock.

“Waterfall Amount” shall have the meaning set forth in Article 4(e)(4)(B).

(a) The total number of shares that the Corporation shall have the authority to issue is 357,035,607, consisting of (a) 271,502,274 shares of common stock, par value $0.001 per share, of which (i) 141,053,279 shares of Common Stock shall be designated as Class A common stock, par value $0.001 per share (“Class A Common Stock”), (ii) 2,775,000 shares of Common Stock shall be designated as Class B common stock, par value $0.001 per share (“Class B Common Stock”), (iii) 112,777,779 shares of Common Stock shall be designated as Class C common stock, par value $0.001 per share (“Class C Common Stock”), (iv) 6,349,207 shares of Common Stock shall be designated as Class D common stock, par value $0.001 per share (“Class D Common Stock”) and (v) 8,547,009 shares of Common Stock shall be designated as Class E common stock, par value $0.001 per share (“Class E Common Stock”), and (b) 85,533,333 shares of preferred stock, par value $0.001 per share, 16,800,000 of shall be designated as Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), 66,666,667 of which shall be designated as Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), 1,333,333 of which shall be designated as Series C Convertible Participating Preferred Stock (“Series C Preferred Stock”), and 733,333 of which shall be designated as designated Series D Convertible Participating Preferred Stock (the “Series D Preferred Stock”). The Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock are herein sometimes collectively or individually referred to as the “Common Stock.” The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are herein sometimes collectively or individually referred to as the “Preferred Stock.”

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Except as otherwise provided herein or as otherwise required by the Delaware Code, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, designations, preferences and relative, participating, optional or special rights, and shall be subject to the same qualifications, limitations and restrictions thereof. No dividends shall be declared on shares of Class B Common Stock, Class D Common Stock or Class E Common Stock. All voting powers, designations, preferences, and relative, participating, optional, or other special rights and privileges and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock. Except as required by law, all shares of Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock held by that holder. Cumulative voting shall not be permitted in the election of directors or otherwise.

(b) All of the outstanding shares of Class B Common Stock shall be converted into Class A Common Stock without any further action on the part of the Corporation or any holder of Class B Common Stock or Class A Common Stock immediately prior to the time of and subject to the closing and funding of a Qualified Public Offering. Thereupon, each share of Class B Common Stock held by such holder or holders shall automatically be converted, without any further action on the part of the holder thereof, into a number of shares of Class A Common Stock equal to the number of outstanding shares of Class B Common Stock and the Investors (as defined in the Purchase Agreements), and the stock certificates formerly representing such shares of Class B Common Stock shall thereafter be deemed to represent such number of shares of Class A Common Stock. The Corporation shall, at all times, reserve and keep available, solely for the purpose of issuance upon automatic conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as may be issuable upon conversion of all such outstanding shares of Class B Common Stock; provided, however, that the Corporation may deliver shares of Class A Common Stock which are held in the treasury of the Corporation for shares of Class B Common Stock converted. All shares of Class A Common Stock issuable upon the automatic conversion of the Class B Common Stock will, upon issuance, be fully paid and nonassessable.

(c) All of the outstanding shares of Class D Common Stock and Class E Common Stock shall be converted into Class C Common Stock without any further action on the part of the Corporation or any holder of Class D Common Stock, Class E Common Stock or Class C Common Stock immediately prior to the time of and subject to the closing and funding of a Qualified Public Offering. Thereupon, (i) each share of Class D Common Stock held by such holder or holders shall automatically be converted, without any further action on the part of the holder thereof, into a number of shares of Class C Common Stock equal to the number of outstanding shares of Class D Common Stock and (ii) each share of Class E Common Stock held by such holder or holders shall automatically be converted, without any further action on the part of the holder thereof, into a number of

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shares of Class C Common Stock equal to the number of outstanding shares of Class E Common Stock, and the stock certificates formerly representing such shares of Class D Common Stock and Class E Common Stock shall thereafter be deemed to represent such number of shares of Class C Common Stock. The Corporation shall, at all times, reserve and keep available, solely for the purpose of issuance upon automatic conversion of outstanding shares of Class D Common Stock and Class E Common Stock, such number of shares of Class C Common Stock as may be issuable upon conversion of all such outstanding shares of Class D Common Stock and Class E Common Stock; provided, however, that the Corporation may deliver shares of Class C Common Stock which are held in the treasury of the Corporation for shares of Class D Common Stock and Class E Common Stock converted. All shares of Class C Common Stock issuable upon the automatic conversion of the Class D Common Stock and Class E Common Stock will, upon issuance, be fully paid and nonassessable.

(d) Immediately after all of the outstanding shares of Class D Common Stock and Class E Common Stock are converted into Class C Common Stock pursuant to paragraph (c) above, all of the outstanding shares of Class C Common Stock shall be converted into Class A Common Stock without any further action on the part of the Corporation or any holder of Class C Common Stock or Class A Common Stock immediately prior to the time of and subject to the closing and funding of a Qualified Public Offering. Thereupon, each share of Class C Common Stock held by such holder or holders shall automatically be converted, without any further action on the part of the holder thereof, into a number of shares of Class A Common Stock equal to the number of outstanding shares of Class C Common Stock, and the stock certificates formerly representing such shares of Class C Common Stock shall thereafter be deemed to represent such number of shares of Class A Common Stock. The Corporation shall, at all times, reserve and keep available, solely for the purpose of issuance upon automatic conversion of outstanding shares of Class C Common Stock, such number of shares of Class A Common Stock as may be issuable upon conversion of all such outstanding shares of Class C Common Stock; provided, however, that the Corporation may deliver shares of Class A Common Stock which are held in the treasury of the Corporation for shares of Class C Common Stock converted. All shares of Class A Common Stock issuable upon the automatic conversion of the Class C Common Stock will, upon issuance, be fully paid and nonassessable.

(e) (1) The following provisions shall be applicable to the Preferred Stock.

(2) The Preferred Stock shall rank senior in right of preference to all shares of Common Stock and all other capital stock of the Corporation, whether now or hereafter authorized or issued (other than Equity Securities approved pursuant to Article 4(e)(6), with respect to dividends, distributions, liquidation, dissolution or winding up. The Preferred Stock shall have the relative preferences with respect to each other for dividends, distributions, liquidation, dissolution and winding up as set forth in this Certificate of Incorporation.

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(3) Dividends for the Preferred Stock:

(A) The holders of Preferred Stock shall be entitled to receive with respect to each share of Preferred Stock, out of any funds or assets legally available for that purpose, cash dividends at the annual rate of eight percent (8.0%) of the Accreted Value per share (the “Dividend Rate”), based on a 365-day year, prior and in preference to any declaration or payment of any dividend (payable other than solely in Common Stock or other securities and rights convertible into or entitling the holder of such rights to receive solely shares of Common Stock) on the Common Stock or other Equity Securities ranking junior to the Preferred Stock with respect to dividends or distributions. Such dividends shall be payable when, as and if declared by the Board of Directors of the Corporation and shall be payable to the holders of record of the Preferred Stock as their names appear on the share register of the Corporation on such record date as shall be designated by the Board of Directors of the Corporation. Such dividends shall be cumulative from the date of issuance of each such share of Preferred Stock, shall cumulate and accrue on a daily basis and shall, until paid, compound additional dividends on a quarterly basis in arrears on each March 31, June 30, September 30, and December 31 of each year (each a “Dividend Accrual Date”) at the Dividend Rate. Such dividends shall accrue whether or not earned or declared by the Board of Directors, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends.

(B) On any Dividend Accrual Date occurring on any December 31, if the Preferred Stock is treated as preferred stock that is mandatorily redeemable and subject to current inclusion of taxable income under Section 305(c) of the Code, the Corporation shall pay, to the fullest extent permitted by law, a cash dividend per share of Preferred Stock in an aggregate amount equal to (i) forty percent (40%) of the lesser of (A) the quotient of the Profits as of the year ended on such December 31 divided by the then number of outstanding shares of Preferred Stock or (B) all dividends that have accrued (whether paid, accrued and unpaid, or declared and unpaid) on such share during the year ending on such December 31 less (ii) cash dividends paid with respect to such share during the year ending such December 31. To the extent that the Corporation has not determined the Profits of the Corporation for such year as of the applicable record date and has determined in good faith that it is not reasonably certain that it will have Profits sufficient to obligate the Corporation to pay the cash dividends required hereby, the Corporation may defer the payment of such dividend to the earlier of the date of such determination or March 31 of the year following the year in which such dividend was to be paid, but such deferred cash portion of the dividend shall accrue additional dividends thereon at the Dividend Rate. Any cash dividends paid pursuant to this Article 4(e)(3)(B) shall be deemed to be a part of, and not in addition to, other dividends contemplated by Article 4(e)(3)(B).

(C) As long as shares of Preferred Stock are outstanding and, if shares of Preferred Stock have been converted, until such time as the holder thereof has received the Preference Amount in respect thereof, (i) no dividend or distribution (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder of such rights to receive solely shares of Common Stock of the Corporation) shall be declared or paid on any Common Stock or other Equity Securities ranking junior to the Preferred Stock with respect to dividends or distributions and (ii) no shares of Common Stock or other Equity Securities ranking junior to the Preferred Stock with respect to dividends or distributions shall be purchased, redeemed, or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or

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acquisition of any such shares of Common Stock or other Equity Securities; provided, that this restriction shall not apply to the repurchase of Equity Securities from directors, employees, or consultants of the Corporation or a subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of service to the Corporation or a subsidiary or (C) dividends, distributions, purchases, redemptions or acquisitions for which the Corporation has been approved by the stockholders of the Corporation.

(D) If, after dividends on the full preferential amounts specified in this Article 4(e)(3) for the Preferred Stock have been paid or declared and set apart, the Board of Directors shall declare additional dividends out of funds legally available for payment of dividends in that calendar year, then the aggregate amount of such additional dividends shall be distributed to the holders of Common Stock entitled to dividends and to the holders of Preferred Stock pro rata according to the numbers of shares of Common Stock entitled to dividends held by such holders, where each holder of shares of Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Common Stock which would be issuable upon conversion of all shares of Preferred Stock held by such holder if the Preferred Stock were then converted at the Conversion Ratio then in effect pursuant to Article 4(e)(5).

(4) Distributions for the Preferred Stock upon a Liquidation Event

(A) Preference Amount for the Preferred Stock.

(i) Purchase Price Preference Amount. Upon the occurrence of a Liquidation Event, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or funds to the holders of the Series C Preferred Stock, the Common Stock or other Equity Securities ranking junior to the Preferred Stock with respect to such Liquidation Event, an amount (the “Purchase Price Preference Amount”) for each share of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock then held by them equal to the Series A PIK Amount, the Series B Purchase Price or Series D Purchase Price, respectively. If, upon any such Liquidation Event, the assets and funds legally available for distribution among the holders of all outstanding shares of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the Purchase Price Preference Amount to which they are entitled, then the entire assets and funds legally available for distribution shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock ratably in proportion to the aggregate number of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock held by them. In the event the proceeds from such Liquidation Event exceed the amount legally available for such payment, the Corporation shall use its reasonable best efforts to take or cause to be taken such actions as shall permit the Corporation to satisfy in full the Purchase Price Preference Amount as promptly as possible after the effective date of such Liquidation Event.

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(ii) Dividend Preference Amount. If the assets and funds legally available for distribution to the Corporation’s stockholders exceed the aggregate Purchase Price Preference Amount payable to the holders of Preferred Stock pursuant to Article 4(e)(4)(A)(i) then, after the payments required by Article 4(e)(4)(A)(i) shall have been made or irrevocably set apart for payment, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or funds to the holders of the Common Stock or other Equity Securities ranking junior to the Preferred Stock with respect to such Liquidation Event, an amount (the “Dividend Preference Amount” and, together with the Purchase Price Preference Amount, the “Preference Amount”) for each share of Preferred Stock then held by them equal to (x) in the case of each share of Series A Preferred Stock, the accrued and unpaid dividends on such share of Series A Preferred Stock that accrued from and after August 10, 2007 and (y) in the case of each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the accrued and unpaid dividends on such share of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, that accrued from and after the date of its issuance, in each case as of the date of such Liquidation Event. If, following the payment or the irrevocable setting apart for payment of the amounts required by Article 4(e)(4)(A)(i), the remaining assets and funds legally available for distribution among the holders of all outstanding shares of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the Dividend Preference Amount to which they are entitled, then such remaining assets and funds shall be distributed among the holders of the Preferred Stock ratably in proportion to the aggregate number of shares of Preferred Stock held by them. In the event such remaining assets and funds exceed the amount legally available for such payment, the Corporation shall use its reasonable best efforts to take or cause to be taken such actions as shall permit the Corporation to satisfy in full the Dividend Preference Amount as promptly as possible after the effective date of such Liquidation Event.

(iii) Form of Preference Amount. Unless otherwise agreed to by the stockholders of the Corporation, all payments or distributions to the holders of Preferred Stock in satisfaction of the Preference Amount shall be (A) cash or (B) freely tradable common stock (with no restrictions on disposition imposed by applicable law or contract) listed on the New York Stock Exchange or admitted to trading and quoted in the Nasdaq National Market System, of a corporation with a market value of its outstanding common stock owned by non-affiliates in excess of $50,000,000; provided, that the proportion of such common stock to cash paid or distributed to the holders of the Preferred Stock in satisfaction of the Preference Amount shall not be greater than the proportion of all such common stock to the aggregate cash payable or distributable upon such Liquidation Event.

(B) Participation. If the assets and funds legally available for distribution to the Corporation’s stockholders exceed the aggregate Preference Amount payable to the holders of Preferred Stock pursuant to Article 4(e)(4)(A), then, after the payments required by Article 4(e)(4)(A) shall have been made or irrevocably set apart for payment, the remaining assets and funds available for distribution to the Corporation’s stockholders (the “Waterfall Amount”) shall be divided into two separate amounts, (i) one amount (the “Series A Waterfall Amount”) determined by multiplying the Waterfall Amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock then outstanding and the denominator of which is the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock then outstanding, and (ii) the other amount (the “Series B Waterfall Amount”) determined by multiplying the Waterfall Amount

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by a fraction, the numerator of which is the number of shares of Series B Preferred Stock and Series D Preferred Stock then outstanding and the denominator of which is the number of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock then outstanding.

(i) The Series A Waterfall Amount shall be distributed ratably among the holders of the Series A Preferred Stock and Class A Common Stock in proportion to the number of shares of Class A Common Stock then held by them until each share of Series A Preferred Stock receives an aggregate amount of payments under this Article 4(e)(4) equal to all accrued but unpaid dividends on such share plus two (2) times the Series A Purchase Price, where each holder of shares of Series A Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Class A Common Stock which would be issuable upon conversion of all shares of Series A Preferred Stock held by such holder if the Series A Preferred Stock were then convertible at the Conversion Ratio then in effect (it being acknowledged that references in this Article Fourth to Class A Common Stock issuable, or which would be issuable, upon conversion of shares of Series A Preferred Stock at the Conversion Ratio then in effect (or words to such effect) refers to shares of Class A Common Stock issuable, or that would be issuable, pursuant to Article 4(e)(5)(B)(i)(y) and does not refer to the additional consideration payable upon conversion pursuant to Article 4(e)(5)(B)(i)(x) (regardless of whether shares of Class A Common Stock are issued in respect thereof by virtue of Article 4(e)(5)(B)(ii) or otherwise)), and, thereafter, ratably to the holders of the Series A Preferred Stock, Class A Common Stock and Class B Common Stock in proportion to the number of shares of Class A Common Stock and Class B Common Stock then held by them, where each holder of shares of Series A Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Class A Common Stock which would be issuable upon conversion of all shares of Series A Preferred Stock held by such holder if the Series A Preferred Stock were then convertible at the Conversion Ratio then in effect;

(ii) The Series B Waterfall Amount shall be distributed ratably among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Class C Common Stock in proportion to the number of shares of Class C Common Stock then held by them until each share of Series B Preferred Stock and Series D Preferred Stock receives an aggregate amount of payments under this Article 4(e)(4) equal to all accrued but unpaid dividends on such share plus two (2) times the Series B Purchase Price where each holder of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Class C Common Stock which would be issuable upon conversion of all shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder if the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were then convertible at the Conversion Ratio then in effect (it being acknowledged that references in this Article Fourth to Class C Common Stock issuable, or which would be issuable, upon conversion of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at the Conversion Ratio then in effect (or words to such effect) refers to shares of Class C Common Stock issuable, or that would be issuable, pursuant to Article 4(e)(5)(B)(i)(y) and does not refer to the additional consideration payable upon conversion pursuant to Article 4(e)(5)(B)(i)(x) (regardless of whether shares of Class C Common Stock are issued in respect thereof by virtue of Article 4(e)(5)(B)(ii) or otherwise)), and, then, ratably to the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Class C Common

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Stock and Class D Common Stock in proportion to the number of shares of Class C Common Stock and Class D Common Stock then held by them until each share of Series B Preferred Stock and Series D Preferred Stock, respectively, receives an aggregate amount of payments under this Article 4(e)(4) equal to all accrued but unpaid dividends on such share plus four (4) times the Series B Purchase Price where each holder of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Class C Common Stock which would be issuable upon conversion of all shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder if the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were then convertible at the Conversion Ratio then in effect, and, thereafter, ratably to the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock in proportion to the number of shares of Class C Common Stock, Class D Common Stock and Class E Common Stock then held by them, where each holder of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Class C Common Stock which would be issuable upon conversion of all shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder if the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were then convertible at the Conversion Ratio then in effect.

(C) Liquidation Notice. The Corporation shall give written notice of any Liquidation Event (or any transaction which might reasonably be deemed to give rise to a Liquidation Event) to each holder of Preferred Stock not less than twenty (20) days prior to the date stated in such notice for the distribution and payment of the amounts provided in this Article 4(e)(4).

(5) Conversion Rights.

(A) Qualified Public Offering Conversion. Upon and immediately prior to the closing of a Qualified Public Offering, all outstanding shares of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class A Common Stock and cash and all outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class C Common Stock and cash in accordance with Article 4(e)(5)(B), without any further act of the Corporation or any holders of Preferred Stock.

(B) Calculation of Shares of Common Stock and Cash Issuable Upon Conversion.

(i) For purposes of Article 4(e)(5)(A) above, each share of Preferred Stock shall convert into (x) cash in the amount of the Preference Amount attributable to such share as of the date of consummation of the Qualified Public Offering except to the extent shares of Common Stock are issued in lieu thereof pursuant to Article 4(e)(5)(B)(ii), plus (y) the number of shares of Common Stock into which such share of Preferred Stock would be convertible if such share were convertible at the consummation of the Qualified Public Offering at the Conversion Ratio at that time in effect.

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(ii) The Corporation shall deliver to the holders of record of the Preferred Stock at least thirty (30) days’, but no more than one hundred eighty (180) days’, prior written notice of the possibility of a Qualified Public Offering, in which event each Qualified Holder may give the Corporation written notice within fifteen (15) days of receipt of such notice that such Qualified Holder elects to receive, in lieu of the cash otherwise receivable pursuant to Article 4(e)(5)(B)(i)(x), a number of shares of Class A Common Stock or Class C Common Stock (as applicable) calculated by dividing (x) the Preference Amount attributable to such Qualified Holder’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (as applicable) as of the date of consummation of such Qualified Public Offering, by (y) the initial public offering price of the Class A Common Stock in the Qualified Public Offering less all underwriters’ discounts and commissions (rounded down to the nearest whole share), with such shares of Class C Common Stock immediately thereafter to be converted into shares of Class A Common Stock in accordance with paragraph (d) of this Article 4, and if the Qualified Public Offering is so consummated, then the Qualified Holders which gave such notice shall receive such shares of Class A Common Stock in lieu of the cash receivable pursuant to Article 4(e)(5)(B)(i)(x), and all other holders of Preferred Stock shall receive the cash payment provided in Article 4(e)(5)(B)(i)(x).

(C) Mechanics of Conversion. Upon the date of consummation of a Qualified Public Offering (the “Conversion Date”), the outstanding shares of the Preferred Stock shall be converted into the property referred to in Article 4(e)(5)(B) automatically without any action by the Corporation or the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Preferred Stock; provided, that the Corporation shall not be obligated to issue to any holder certificates representing the shares of Common Stock issuable upon such conversion unless certificates representing the shares of Preferred Stock, endorsed directly or through stock powers to the Corporation or in blank and accompanied with appropriate evidence of the signatory’s authority, are delivered to the Corporation or any transfer agent of the Corporation for the Preferred Stock. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory’s authority with respect thereto as deemed appropriate by the Corporation or its transfer agent for the Preferred Stock and such certificate shall be in proper form for transfer and endorsed directly or through stock powers to the person in whose name the Common Stock is to be issued or to the Corporation or in blank. Conversion shall be deemed to have been effected on the date of consummation of the Qualified Public Offering. Subject to the provisions of Article 4(e)(5)(E)(iv), as promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of the Preferred Stock to the Corporation or any transfer agent of the Corporation for the Preferred Stock in the case of any such conversion), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled upon such conversion, rounded to the nearest whole share of Common Stock. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such shares of Common Stock on the Conversion Date.

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(D) Fractional Shares. If any fractional interest in a share of Common Stock would, except for the provisions of this Article 4(e)(5)(D), be deliverable upon any conversion of shares of Preferred Stock, the Corporation, in lieu of delivering such fractional share of Common Stock, shall pay an amount in cash to the holder of such fractional interest equal to the price per share to the public in the Qualified Public Offering multiplied by such fractional interest as of the Conversion Date. All shares of Common Stock issuable to a holder shall be aggregated for purposes of determining whether a fractional interest shall result from any conversion.

(E) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Common Stock Issued at less than Conversion Price. If and whenever, on or after the date hereof, the Corporation issues or sells, or is deemed to have issued or sold, any shares of its Common Stock (other than Excluded Stock) for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such time by a fraction:

(A) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (y) the number of shares of the same class of Common Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issue or sale; and

(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale.

For purposes of this Article 4(e)(5)(E), “Excluded Stock” means shares of Common Stock and options, warrants or similar rights to acquire Common Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions) (i) issued upon conversion of shares of Preferred Stock or Common Stock, and (ii) issued pursuant to stock splits, stock dividends, recapitalizations, reorganizations, mergers or consolidations contemplated by Article 4(e)(5)(E)(iii) or Article 4(e)(5)(E)(iv). For purposes of this Article 4(e)(5)(E), outstanding shares of Preferred Stock will be deemed convertible at all times into shares of Common Stock, where each share of Preferred Stock is deemed convertible into the greatest whole number of shares of Common Stock which would be issuable upon conversion of such share of Preferred Stock if the Preferred Stock were then convertible at the Conversion Ratio then in effect.

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(ii) Options and Convertible Securities. For purposes of determining the adjusted Conversion Price under Article 4(e)(5)(E). the following shall be applicable:

(A) If the Corporation in any manner issues or grants any options, warrants, or similar rights (“Options”) to purchase or acquire Common Stock or Equity Securities convertible or exchangeable, with or without consideration, into or for Common Stock (“Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share on the date of such issuance or grant. For purposes of this subsection, the “price per share for which Common Stock is issuable” shall be determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(B) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share on the date of such issuance or sale. For the purposes of this subsection, the “price per share for which Common Stock is issuable” shall be determined by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities, by (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Article Fourth, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time

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of such change shall be readjusted to the Conversion Price which would have been in effect at such time had an adjustment been made upon the issuance or sale of such Options or Convertible Securities still outstanding on the basis of such changed purchase price, additional consideration, or changed conversion rate, as the case may be, at the time initially granted, issued, or sold.

(D) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(E) If any Common Stock, Option, or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option, or Convertible Security shall be deemed to be the net amount received by the Corporation for such Common Stock, Option, or Convertible Security. In case any Common Stock, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the Current Market Price of such Common Stock, Options, or Convertible Securities as of the date of receipt. If any Common Stock, Option, or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration for such Common Stock, Option, or Convertible Security shall be deemed to be the Current Market Price of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options, or Convertible Securities, as the case may be.

(F) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $0.001.

(G) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary of the Corporation, and the disposition to any person other than the Corporation or any subsidiary of the Corporation of any shares so owned or held shall be considered an issue or sale of Common Stock.

(H) If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (2) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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(iii) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced so that the conversion of the Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation which, if the Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such stock split, stock dividend, recapitalization, merger, consolidation or otherwise, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(iv) Reorganization, Mergers, Consolidations, or Sales of Assets. Subject to Article 4(e)(4), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article 4(e)(5)(E) or that constitutes a Liquidation Event), or a merger or consolidation of the Corporation with or into another entity (other than a merger or consolidation that constitutes a Liquidation Event) then, as a part of such reorganization, merger, or consolidation, provision shall be made so that the holders of the Preferred Stock shall, after such reorganization, merger, or consolidation, be entitled to receive upon conversion of the Preferred Stock (A) the consideration payable pursuant to Article 4(e)(5)(B)(i)(x) and (B) shares of stock of the Corporation, or of the successor entity resulting from such merger or consolidation, or other securities and/or property which the Common Stock issuable upon conversion of the Preferred Stock pursuant to Article 4(e)(5)(B)(i)(y) at the then Conversion Ratio (as in effect immediately prior to such reorganization, merger or consolidation) would have been entitled to receive upon such reorganization, merger or consolidation if such shares were then converted at the Conversion Ratio at that time, and Common Stock issuable in connection with a conversion of the Preferred Stock after such reorganization, merger or consolidation shall refer to the shares of stock, other securities and/or property to be issued in respect of Common Stock in connection with such reorganization, merger or consolidation. If the holders of Common Stock have the right to elect the kind and amount of consideration receivable upon consummation of such transaction, then the holders of the Preferred Stock, in connection with such transaction and at the same time holders of Common Stock are allowed to make such election, shall be given the right to make a similar election with respect to the consideration into which the Preferred Stock shall thereafter be convertible.

(v) Certain Events; No Impairment. If any event occurs of the type contemplated by the provisions of this Article 4(e)(5)(E) but not expressly provided for by such provisions, then the Board of Directors of the Corporation shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of shares of Preferred Stock. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations by the Corporation but shall at all times in good faith use its reasonable best efforts in the carrying out of all the provisions of this Article 4(e)(5)(E) and in the taking of all actions that may be necessary or appropriate to protect the voting and other rights of the holders of the Preferred Stock against impairment.

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(vi) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Article 4(e)(5)(E) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of the Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Article 4(e)(5)(D); provided, that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(F) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Article 4(e)(5)(E), the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of the Preferred Stock at its address appearing on the Corporation’s records. Each such statement shall be signed by the Corporation’s chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Article 4(e)(5)(G). The Corporation shall, upon written request at any time of any holder of any shares of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) all adjustments and readjustments to the Conversion Price, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock if such shares were converted at such time at the Conversion Ratio at that time in effect.

(G) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in subsections (i) (but only if the action of the type described in subsection (i) would result in an adjustment in the Conversion Price), (iii) or (iv) of Article 4(e)(5)(E), the Corporation shall give notice to each holder of shares of the Preferred Stock, in the manner set forth in Article 4(e)(5)(F), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Preferred Stock. Except as otherwise provided herein, (x) in the case of any action that would require the fixing of a record date, such notice shall be given at least five (5) days prior to the date so fixed; and (y) in the case of all other action, such notice shall be given at least five (5) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

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(H) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of the Preferred Stock or deemed issuances pursuant to this Article 4(e)(5); provided, that the Corporation shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Preferred Stock in respect of which such shares are registered with the Corporation.

(I) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(J) Notice. Any notice required by the provisions of this Article 4(e)(5) to be given to the holders of shares of the Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized overnight delivery service with proof of receipt maintained or five (5) business days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books.

(K) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing shares of Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange for such surrendered certificate representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the shares of Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Preferred Stock represented by the surrendered certificate.

(L) Replacement. Upon receipt of evidence of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Preferred Stock and, in the case of any such loss, theft, or destruction, an indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such certificate the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate, and dividends shall accrue on the shares of Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed, or mutilated certificate.

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(6) Voting Rights. The holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise expressly provided by applicable law, in this Certificate of Incorporation. Each holder of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock held of record by such holder could then be converted at the Conversion Ratio if such shares of Preferred Stock were convertible at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. The holders of shares of Series C Preferred Stock shall not be entitled to any voting rights with respect to such shares until such time as they have become converted into shares of Class C Common Stock in accordance with Article Fourth.

FIFTH. The Corporation shall have perpetual existence.

SIXTH. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Code, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware Code is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the Delaware Code as so amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested

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directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware Code, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal or modification.

NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH. (a) The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the bylaws of the Corporation. If the number of directors is decreased by resolution of the Board of Directors pursuant to the bylaws, in no case shall the decrease shorten the term of any incumbent director.

(b) A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been elected and qualified.

(c) Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the Corporation in the manner provided from time to time in the bylaws.

ELEVENTH. The Corporation hereby elects not to be subject to the provisions of Section 203 of the Delaware Code.

TWELFTH. Holders of the outstanding shares of a class or series shall not be entitled to vote separately as a class with respect to any matter once submitted to the stockholders for a vote, including proposed amendments to this Amended and Restated Certificate of Incorporation, except as expressly provided in this Amended and Restated Certificate of Incorporation, including any resolutions adopted by the Board of Directors establishing a series of preferred stock, or to the extent required by law. In furtherance of the foregoing, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the Delaware Code and without a separate class vote of the Common Stock, subject to any additional vote required by any resolutions adopted by the Board of Directors establishing a series of preferred stock.

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THIRTEENTH. The capitalized terms in this ARTICLE THIRTEENTH shall have the meanings ascribed to them below in subsection (c) of this ARTICLE THIRTEENTH.

(a) The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the Investor Group (as defined below) participates or desires or seeks to participate in, including any that involves any aspect of the oil and natural gas business or industry (each, a “Renounced Business Opportunity”). No member of the Investor Group, including any Investor Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any member of the Investor Group may pursue a Renounced Business Opportunity.

(b) Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to these provisions.

(c) As used in this ARTICLE THIRTEENTH, the following definitions shall apply:

(1) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(2) “Investor Group” means Warburg, Yorktown, Trilantic or any of their respective Affiliates (other than the Corporation and its subsidiaries), any Investor Nominee, and any portfolio company in which Warburg, Yorktown, Trilantic or any of their respective Affiliates has an equity investment (other than the Corporation and its subsidiaries).

(3) “Investor Nominee” means any officer, director, partner, employee or other agent of Warburg, Yorktown, Trilantic or any of their respective Affiliates (other than the Corporation and its subsidiaries) who serves as a director of the Corporation and any other director of the Corporation who is not then an officer of the Corporation.

(4) “Person” means an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee executor, administrator, nominee or entity.

(5) “Trilantic” means each of TCP Capital Partners V AIV I L.P., Trilantic Capital Partners Fund (B) AIV I L.P., Trilantic Capital Partners Fund AIV I L.P., Trilantic Capital Partners AIV I L.P., Trilantic Capital Partners Fund III Onshore Rollover L.P., LB DPEF 2004 Partners LP, Trilantic Capital Partners Fund IV Funded Rollover L.P., TCP Capital Partners VI L.P., Trilantic Capital Partners Group VI L.P., Trilantic Capital Partners IV L.P., Coleman Andrews SP Trust, John E. Bush, Gard Investment Company LLC, Howard H. Leach Living Trust, Stephen Wolf and LB I Group Inc.

US 211877v.1	22

(6) “Warburg” means each of Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII I, C.V., Warburg Pincus Germany Private Equity VIII, K.G., WP WPVIII Investors, L.P. and WP Antero LLC.

(7) “Yorktown” means Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P.

* * *

US 211877v.1	23

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by the undersigned President and Secretary of the Corporation this 30th day of December, 2009.

ANTERO RESOURCES MIDSTREAM CORPORATION

By:	/s/ Glen C. Warren, Jr.
Name:	Glen C. Warren, Jr.
Title:	President, Chief Financial Officer and Secretary

SIGNATURE PAGE TO

ANTERO RESOURCES MIDSTREAM CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

State of Delaware Secretary of State Division of Corporations Delivered 05:57 PM 11/05/2010 FILED 05:47 PM 11/05/2010 SRV 101064051 – 4874727 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

ANTERO RESOURCES MIDSTREAM CORPORATION

WITH AND INTO

CARDINAL ARKOMA, INC.

Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), Antero Resources Midstream Corporation, a Delaware corporation (the “Subsidiary”), and Cardinal Arkoma, Inc., a Delaware corporation (the “Parent”), adopt the following certificate of merger for the purpose of effecting a merger in accordance with the provisions of the DGCL.

1.	The name and state of formation (or incorporation) of each of the constituent entities of the merger is as follows:

Name	State of Formation
Antero Resources Midstream Corporation	Delaware
Cardinal Arkoma, Inc.	Delaware

2.	The Parent owns 100% of the issued and outstanding shares of the common stock of the Subsidiary.

3.	Pursuant to Section 253 of the DGCL, the board of directors of the Parent adopted resolutions authorizing the merger of the Subsidiary with and into the Parent by written consent. A copy of such resolutions, which were adopted as of November 5, 2010, is attached as Exhibit A hereto.

4.	The name of the surviving corporation shall be:

Cardinal Arkoma, Inc.

5.	The articles of incorporation of the Parent, as in effect immediately prior to the Effective Time, shall be and continue to be the articles of incorporation of the Parent after the merger.

[Signature Page Follows]

514883 000005 DALLAS 2672799.1

Executed this 5th day of November, 2010.

CARDINAL ARKOMA, INC.

By:	/s/ Douglas E. Dormer, Jr.
Douglas E. Dormer, Jr.,
President

006632 000105 DALLAS 24481512

State of Delaware Secretary of State Division of Corporations Delivered 11:27 PM 12/20/2012 FILED 11:27 PM 12/20/2012 SRV 121375366 – 4874727 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CARDINAL ARKOMA, INC.

CARDINAL ARKOMA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That by written consent of the board of directors dated December 20, 2012, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholder of the Company. The resolution setting forth the amendment is as follows:

RESOLVED, that Article First of the Certificate of Incorporation of the Company be amended so that the same, as amended, reads as follows:

FIRST. The name of this corporation is APL Arkoma, Inc. (the “Corporation”).

RESOLVED, that Article Second of the Certificate of Incorporation of the Company be amended so that the same, as amended, reads as follows:

SECOND: The address of the Company’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company

SECOND: ;That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the stockholders of the Company by written consent dated December 20, 2012.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Robert W. Karlovich, III its Chief Financial Officer, this 20th day of December, 2012.

CARDINAL ARKOMA, INC., a Delaware corporation

By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III, Chief Financial Officer

LW:714775.1

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is APL Arkoma, Inc.

2. The Registered Office of the corporation in the State of Delaware is changed to Corporation Trust Center, 1209 Orange (street), in the City of Wilmington, County of New Castle Zip Code 19801. The name of the Registered Agent at such address upon whom process against this Corporation may be served is THE CORPORATION TRUST COMPANY.

3. The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Janice Sharpton
Authorized Office

Name:	Janice Sharpton, Asst. Secretary
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